Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Market-Linked Securities Linked to the Best Performing of Two Baskets

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Baskets:	Basket A is an unequally weighted basket of six ETFs and Basket B is an unequally weighted basket of seven ETFs
Pricing date:	October 31, 2024
Issue date:	November 5, 2024
Valuation date:	November 1, 2027
Maturity date:	November 4, 2027
Payment at Maturity:	• If the final basket value of the best performing basket is **greater than** its initial basket value: $1,000 + ($1,000 × the upside participation rate × the basket return of the best performing basket), subject to the maximum return at maturity • If the final basket value of the best performing basket **is less than or equal** to its initial basket value: $1,000 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Best performing basket:	The basket with the highest basket return
Basket return:	For each basket: (final basket value – initial basket value) / initial basket value
Maximum return at maturity:	28.00% of the stated principal amount
Initial basket value:	For each basket: 100
Final basket value:	For each basket: 100 × (1 + the sum of the weighted component returns of the basket components for that basket)
Weighted component return:	For each basket and basket component, the weighting of that basket component in that basket *multiplied* by the component return of that basket component
Component return:	For each basket component: (final component value – initial component value) / initial component value
Final component value:	For each basket component, the closing value of that basket component on the valuation date
Initial component value:	For each basket component, the closing value of that basket component on the pricing date
Upside participation rate:	100%

Basket A:

Basket Component	Basket Component Weighting
The Consumer Staples Select Sector SPDR® Fund	15.00%
The Global X U.S. Infrastructure Development ETF	7.00%
The Health Care Select Sector SPDR® Fund	15.00%
The Invesco QQQ Trust℠, Series 1	8.00%
The iShares® 20+ Year Treasury Bond ETF	48.00%
The iShares® Global Clean Energy ETF	7.00%

Basket B:

Basket Component	Basket Component Weighting
The Communication Services Select Sector SPDR® Fund	8.00%
The Energy Select Sector SPDR® Fund	7.00%
The Global X U.S. Infrastructure Development ETF	7.00%
The Invesco QQQ Trust℠, Series 1	8.00%
The iShares® 20+ Year Treasury Bond ETF	40.00%
The iShares® U.S. Real Estate ETF	15.00%
The iShares® U.S. Aerospace & Defense ETF	15.00%

Stated principal amount:	$1,000 per security
CUSIP / ISIN:	17333AFH7 / US17333AFH77
Pricing Supplement:	Preliminary Pricing Supplement dated October 1, 2024

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity Hypothetical Payment at Maturity Hypothetical Security Return Basket Return of the Best Performing Basket $1,280.00 28.00% 100.00% $1,280.00 28.00% 50.00% $1,280.00 28.00% 35.00% $1,280.00 28.00% 28.00% $1,200.00 20.00% 20.00% $1,100.00 10.00% 10.00% $1,050.00 5.00% 5.00% $1,000.00 0.00% 0.00% $1,000.00 0.00% - 10.00% $1,000.00 0.00% - 25.00% $1,000.00 0.00% - 50.00% $1,000.00 0.00% - 100.00%

Selected Risk Considerations • You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the best performing basket appreciates from its initial basket value to its final basket value. If the final basket value of the best performing basket is less than or equal to its initial basket value, you will receive only the stated principal amount for each security you hold at maturity. • The securities do not pay interest. • Your potential return on the securities is limited to the maximum return at maturity. • Investing in the securities is not equivalent to investing in the basket components. You will not receive dividends or have any other rights with respect to the basket components. • The best performing basket may perform poorly and may not significantly outperform the worst performing basket. • Your payment at maturity depends on the closing values of the basket components on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • An investment in the securities is not a diversified investment. • The basket components may offset each other. • The basket components may be highly correlated in decline. • The allocations within the baskets may not be optimal. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The Communication Services Select Sector SPDR ® Fund is subject to risks associated with the communication services sector. • The Consumer Staples Select Sector SPDR ® Fund is subject to risks associated with the consumer staples sector. • The Energy Select Sector SPDR ® Fund is subject to concentrated risks associated with the energy sector. • The Global X U.S. Infrastructure Development ETF is subject to risks associated with the industrial sector and infrastructure development companies. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. • The Health Care Select Sector SPDR ® Fund is subject to risks associated with the health care sector. • The iShares ® 20+ Year Treasury Bond ETF is subject to significant risks, including interest rate - related and credit - related risks. • The iShares ® Global Clean Energy ETF is subject to risks associated with non - U.S. markets. • The iShares ® Global Clean Energy ETF is subject to concentrated risks associated with the clean energy sector. • Fluctuations in exchange rates will affect the closing value of the iShares® Global Clean Energy ETF. • The iShares ® U.S. Real Estate ETF is subject to risks associated with real estate companies. • The iShares ® U.S. Aerospace & Defense ETF is subject to risks associated with the aerospace and defense industry. • The iShares ® U.S. Aerospace & Defense ETF may be disproportionately affected by the performance of a small number of stocks. • Our offering of the securities is not a recommendation of the basket components. • For any underlying ETF, even if the ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • For any underlying ETF, the securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the ETF. • For any underlying ETF, the securities may become linked to an ETF other than the original ETF upon the occurrence of a reorganization event or upon the delisting of the underlying shares of the ETF. • For any underlying ETF, the value and performance of the underlying shares of the ETF may not completely track the performance of the underlying index that the ETF seeks to track or the net asset value per share of the ETF. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.